Exhibit 99.1

                 Barnes & Noble Reports Second Quarter
                          Financial Results:

                 Comparable Store Sales Increase 4.4%

                Comparable Online Sales Increase 17.9%

                      Declares Quarterly Dividend

    Business Editors/Retail Writers

    NEW YORK--(BUSINESS WIRE)--August 23, 2007--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported sales and earnings for the second quarter ended August 4, 2007. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on September 7, 2007, payable on September 28, 2007.

    Sales for the second quarter increased 7.6% to $1.2 billion. Barnes & Noble store sales increased 7.3% to $1.1 billion, with comparable store sales increasing 4.4% for the quarter. Barnes & Noble.com sales were $97.5 million for the quarter, a 17.9% comparable sales increase compared to the prior year period. Second quarter results were positively impacted by the phenomenal success of J.K. Rowling's Harry Potter and the Deathly Hallows, of which the company sold 1.7 million copies in its stores and 0.4 million copies online through August 4, 2007. Excluding sales from this book, comparable sales increased 1.0% in stores and 7.3% online.

    Bestselling titles during the quarter also included The Reagan Diaries, Al Gore's The Assault on Reason, Conn and Hal Iggulden's The Dangerous Book for Boys, Walter Isaacson's Einstein, Khaled Hosseini's A Thousand Splendid Suns and Janet Evanovich's Lean Mean Thirteen.

    Second quarter net earnings were $18.1 million or $0.26 per share. Second quarter results include an $8.0 million or $0.12 per share increase in net earnings resulting primarily from previously unrecognized tax benefits for which the statute of limitations expired in the second quarter. Second quarter results also include a $0.03 per share benefit for lower than forecasted distribution center closing costs. Excluding these items, net earnings were $0.12 per share, in-line with company guidance of $0.08 to $0.12 per share.

    In the second quarter of 2007, the company acquired 0.5 million shares for $19.5 million under its share repurchase program. The company has acquired an additional 1.2 million shares for $39.8 million during the third quarter to date.

    "Record breaking sales from J.K. Rowling's Harry Potter and the Deathly Hallows was the principal driver behind our comparable store sales growth in the quarter," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. "The book continues to sell well, as do all the previous volumes in the Harry Potter series. The new release schedule for the third quarter includes a few books that should generate significant media attention, including President Clinton's Giving, Alan Greenspan's The Age of Turbulence and Eric Clapton's The Autobiography. Based upon current trends, we remain comfortable with our full year sales forecast."

    GUIDANCE

    For the third quarter, the company expects comparable store sales at Barnes & Noble stores to range from flat to an increase in the low-single digits. The company continues to expect full year comparable store sales to range from flat to slightly positive.

    Barnes & Noble, Inc.'s third quarter loss per share is expected to be in a range of $0.06 to $0.10. The company is increasing its full-year earnings per share guidance to reflect the previously mentioned second quarter benefits from income taxes ($0.12 per share) and distribution center closing costs ($0.03 per share), as well as a $0.05 per share benefit resulting from a reduced fully diluted share count. The company now expects full-year GAAP earnings per share to be in a range of $1.69 to $1.87, compared to previous guidance of $1.49 to $1.67.

    As of August 4, 2007, the company operated 698 Barnes & Noble stores and 94 B. Dalton stores. During the second quarter, four Barnes & Noble stores were opened and two were closed. Three B. Dalton stores were closed during the quarter.

    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, August 23, 2007, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

    Barnes & Noble, Inc. will report third quarter earnings on or about November 20, 2007.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 792 bookstores in 50 states. For the fourth year in a row, the company is the nation's top bookseller brand, as determined by a brand's overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites.

    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site:
http://www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company's stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.



                BARNES & NOBLE, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)



------------------------------------------------ ---------------------
                              13 weeks ended        26 weeks ended
                          ---------------------- ---------------------
                          August 4,   July 29,   August 4,  July 29,
                              2007       2006       2007       2006
                          ---------------------- ---------------------

Sales                     $1,244,218  1,156,159  2,389,613  2,270,894
Cost of sales and
 occupancy                   882,481    806,637  1,693,845  1,582,622
                          ----------- ---------- ---------- ----------
  Gross profit               361,737    349,522    695,768    688,272
                          ----------- ---------- ---------- ----------
Selling and administrative
 expenses                    304,009    278,679    599,217    559,821
Depreciation and
 amortization                 41,430     41,217     86,938     81,772
Pre-opening expenses           2,602      2,705      3,636      5,985
                          ----------- ---------- ---------- ----------
  Operating profit            13,696     26,921      5,977     40,694
Interest income (expense),
 net                           1,557       (724)     4,695        786
                          ----------- ---------- ---------- ----------
   Income before taxes and
    minority interest         15,253     26,197     10,672     41,480
Income taxes                  (1,899)    10,675     (3,731)    16,903
                          ----------- ---------- ---------- ----------
   Income before minority
    interest                  17,152     15,522     14,403     24,577
Minority interest                900      1,054      1,978      1,990
                          ----------- ---------- ---------- ----------
    Net income            $   18,052     16,576     16,381     26,567
                          =========== ========== ========== ==========

Income per common share:
    Basic                 $     0.28       0.25       0.25       0.41
    Diluted               $     0.26       0.24       0.24       0.38


Weighted average common
 shares outstanding
    Basic                     65,372     65,070     65,291     65,408
    Diluted                   68,797     68,895     68,990     69,499


Percentage of sales:
Sales                          100.0%     100.0%     100.0%     100.0%
Cost of sales and
 occupancy                      70.9%      69.8%      70.9%      69.7%
                          ----------- ---------- ---------- ----------
  Gross profit                  29.1%      30.2%      29.1%      30.3%
                          ----------- ---------- ---------- ----------
Selling and administrative
 expenses                       24.4%      24.1%      25.1%      24.7%
Depreciation and
 amortization                    3.3%       3.6%       3.6%       3.6%
Pre-opening expenses             0.2%       0.2%       0.2%       0.3%
                          ----------- ---------- ---------- ----------
   Operating profit              1.1%       2.3%       0.3%       1.8%
Interest income (expense),
 net                             0.1%      -0.1%       0.2%       0.0%
                          ----------- ---------- ---------- ----------
   Income before taxes and
    minority interest            1.2%       2.3%       0.4%       1.8%
Income taxes                    -0.2%       0.9%      -0.2%       0.7%
                          ----------- ---------- ---------- ----------
   Income before minority
    interest                     1.4%       1.3%       0.6%       1.1%
Minority interest                0.1%       0.1%       0.1%       0.1%
                          ----------- ---------- ---------- ----------
    Net income                   1.5%       1.4%       0.7%       1.2%
                          =========== ========== ========== ==========




                BARNES & NOBLE, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                         August 4, 2007 July 29, 2006 February 3, 2007
                        --------------- ------------- ----------------


         ASSETS
Current assets:
  Cash and cash
   equivalents          $      208,234        21,776          348,767
  Receivables, net             124,452       131,371          100,467
  Merchandise
   inventories               1,399,970     1,375,900        1,354,580
  Prepaid expenses and
   other current assets        128,323        85,400          118,626
                        --------------- ------------- ----------------
      Total current
       assets                1,860,979     1,614,447        1,922,440
                        --------------- ------------- ----------------

Property and equipment:
  Land and land
   improvements                  3,247         3,247            3,247
  Buildings and
   leasehold
   improvements              1,012,712       973,391          990,058
  Fixtures and equipment     1,331,712     1,245,443        1,310,026
                        --------------- ------------- ----------------
                             2,347,671     2,222,081        2,303,331
  Less accumulated
   depreciation and
   amortization              1,551,800     1,428,320        1,497,275
                        --------------- ------------- ----------------
    Net property and
     equipment                 795,871       793,761          806,056
                        --------------- ------------- ----------------

Goodwill                       257,611       261,678          259,683
Intangible assets, net          89,918        92,470           91,176
Deferred taxes                 105,006       114,949          104,103
Other noncurrent assets         14,644        25,478           13,340
                        --------------- ------------- ----------------
  Total assets          $    3,124,029     2,902,783        3,196,798
                        =============== ============= ================

    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable      $      835,167       755,500          792,977
  Accrued liabilities          572,360       514,701          696,666
                        --------------- ------------- ----------------
    Total current
     liabilities             1,407,527     1,270,201        1,489,643
                        --------------- ------------- ----------------

Long-Term Debt                       -        41,000                -
Deferred taxes                 160,273       158,035          160,273
Other long-term
 liabilities                   389,269       387,957          371,357

Minority interest                7,850         7,094           10,660

Shareholders' equity:
  Common stock; $.001
   par value; 300,000
   shares authorized;
   86,316, 84,335 and
   84,608 shares issued,
   respectively                     86            84               85
   Additional paid-in
    capital                  1,214,216     1,125,715        1,169,167
   Accumulated other
    comprehensive loss          (6,804)       (8,826)          (7,086)
   Retained earnings           596,746       519,211          600,404
   Treasury stock, at
    cost, 20,668, 19,520
    and 19,520 shares,
    respectively              (645,134)     (597,688)        (597,705)
                        --------------- ------------- ----------------
     Total shareholders'
      equity                 1,159,110     1,038,496        1,164,865
                        --------------- ------------- ----------------
Commitments and
 contingencies                       -             -                -
                        --------------- ------------- ----------------
  Total liabilities and
   shareholders' equity $    3,124,029     2,902,783        3,196,798
                        =============== ============= ================



    CONTACT: Media:
             Barnes & Noble, Inc.
             Mary Ellen Keating, 212-633-3323
             Senior Vice President
             Corporate Communications
             or
             Investor:
             Barnes & Noble, Inc.
             Joseph J. Lombardi, 212-633-3215
             Chief Financial Officer